EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-76624, 333-76592, 333-64478, 33-84042, 33-77132, 33-86156, 333-84816,
333-75424 and 333-96205 of IGEN International, Inc on Form S-8 dated January 11, 2002, Form S-8 dated January 11, 2002, Form S-8 dated July 3, 2001, Form S-8 dated September 15, 1994, Form S-8 dated April 1, 1994, Form S-3 dated April 12, 2002, Form S-3 dated March 22, 2002, Form S-3 dated December 19, 2001, and Form S-3 dated February 4, 2000, respectively, of our report dated April 11, 2003 (relating to the financial statements of Meso Scale Diagnostics, LLC. at December 31, 2002 and 2001, and for the three years in the period ended December 31, 2002), appearing in this Annual Report of Form 10-K of IGEN International, Inc. for the year ended March 31, 2003.


DELOITTE AND TOUCHE LLP

McLean, Virginia
June 30, 2003